Exhibit 99.1

                             Financial Update by CFO

                                  May 20, 2004

Overall, the current industry conditions are translating into rapid changes in outlook, significant variability in product mix, and extremely poor visibility. The visibility we have at this time regarding the current quarter is indicating the comments made in the recently released 10-Q essentially remain valid regarding revenue, but the currently anticipated product mix is having a somewhat negative impact on margins. However, since the 10-Q release, not only has order quote activity remained robust, it has increased in intensity, especially for advanced packaging and laser processing in both North America and Asia/Pacific. This trend, however, has not helped visibility for the following reasons. As we have noted for the previous two quarters, some advanced packaging customers building expansions to their existing fabs are having difficulties keeping to their promised delivery schedules. Due to the disruptions occurring during these expansion programs, at the last moment some customers have requested delays in our shipments, which have resulted in our not being able to recognize revenue because of SAB 101 requirements. In addition, some of our advanced packaging customers who are building new packaging fabs are experiencing normal construction delays, which also may negatively impact our revenue projections. While these above instances are not lost business and are simply timing issues, it is the case again this quarter and was the reason for the slight modification of guidance in the 10-Q compared to the comments on the first quarter earnings release teleconference call. Historically, these customers have ordered new systems to expand capacity when their fab utilization rates have hit the 80%-85% levels. Unfortunately, the industry was so burned when they ordered systems in 2002 anticipating the recovery which did not happen, they are being extra conservative today and only placing orders when utilization rates are in the 95%-100% range or higher. As a result, our visibility is heavily clouded and our order and revenue forecasting ability severely impacted. So, while I want to repeat and re-emphasize that the revenue guidance is not changing from that provided in the 10-Q, to reflect the above visibility issues, I am expanding the ranges of the guidance. Given these comments, we anticipate revenue for 2Q04 to be in a range of down 10% to up 10% sequentially from the first quarter. Gross margin looks to be in a range of 47%-49%. Operating margin for 2Q04 looks to be in a range of (10%) to 5%. We anticipate an income tax rate of 10%, driven by jurisdictional tax effects from Japan. Earnings per share (diluted) for 2Q04 are projected in a range of ($0.05) to $0.05. Cash flow is expected to be neutral to slightly negative, as we continue to fund efforts needed in ramping up activities for our laser processing commitments.

For the full year of 2004, I am also expanding the ranges of the guidance. Based on the current order outlook and visibility, Ultratech could achieve annual revenue growth on the order of 20%-30% compared with 2003. Gross margin looks to be in a range of 48%-51%, based on the projected product mix for the year. Operating margin for the year looks to be in a range of 5%-10%. The projected tax rate for the year looks to be about 10%, due primarily to the aforementioned jurisdictional effect. Earnings per share (diluted) for the year are projected in a range of $0.35-$0.50. Cash flow for the year is still anticipated to be positive.

SAFE HARBOR STATEMENT
---------------------

Certain of the statements contained herein may be considered forward-looking statements under Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties, such as the cyclicality in the nanotechnology and semiconductor industries, delays, deferrals and cancellations of orders by customers, pricing pressures, competition, lengthy sales cycles for the company's systems, ability to volume produce systems and meet customer requirements, the mix of products sold, dependence on new product introductions and commercial success of any new products, integration and development of the laser thermal processing operation, sole or limited sources of supply, international sales, customer concentration, manufacturing inefficiencies and absorption levels, risks associated with introducing new technologies, inventory obsolescence, economic and political conditions in Asia, delays in collecting accounts receivable, extended payment terms, changes in technologies, the outbreak of Severe Acute Respiratory Syndrome (SARS) and any adverse effects of terrorist attacks or military actions in the United States or elsewhere on the economy in general or our business in particular. Such risks and uncertainties are described in the company's SEC reports including the company's Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the quarter ended April 3, 2004.

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